Exhibit 99.1

OMNIQ ANNOUNCES Q3 2023 REVENUE OF $17.5 MILLION AND INCREASED GROSS PROFIT to 23%.

SALT LAKE CITY, November 13th, 2023 (GLOBE NEWSWIRE) — OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or the “Company”), a provider of Artificial Intelligence (AI) and IoT – based solutions announces Q3 2023 revenue of $17.5M and Gross Profit of $4M.

●	Q3 2023 Revenue of $17.5 Million a 35% decrease vs Q3 2022 impacted by temporary delay of several large orders mainly related to the supply chain line of products.

●	9 months 2023 Revenue of $65.8 Million a 15% decrease versus 9-month 2022

●	Gross margin for the three months ended September 30, 2023, sequentially increased to 23% as compared to 19% in in Q2 2023 and 21% in Q1 2023. Driven by higher portion of Revenue with higher profitability margins.

●	Gross margin for Q3 2023 improved to 23% as compared with 22% in Q3 2022.

●	AI Machine Vision 9-month 2023 Revenue increased by 35% vs 9-month 2022 driven by strong customer demand across Homeland Security, Public Safety and Automation of Parking.

●	Company continues the process of improving efficiencies initiated this year, resulting in approximately $2m decrease in Sales and G&A expenses for Q3 and $3.5M decrease for the 9 months ended September 30, 2023, as compared to the same periods of 2022.

●	The Company continues to take additional measures to achieve profitability and positive cash flow.

Additional Q3 2023 and recent events:

●	Received a purchase order from the Israel Train Company to deploy its AI-based Machine Vision system creating smarter and safer stations,

●	Extended partnership with TripShot to provide AI based unique frictionless parking solution with a major technology company,

●	Selected for an approximate $50 million project to modernize the supply chain for one of the largest US food and drug chains,

●	AI based Machine Vision equipment selected to be deployed at the El Salvador International Airport,

●	Announced a technological breakthrough winning MOD performance competition for in-car Face Detection to its Machine Vision AI solution. The feature is being requested by major security authorities and attracted immediate interest,

●	Awarded multiyear IoT equipment supply contract for Israel’s largest and newest logistics center,

●	Announces termination of definitive agreement to acquire Tadiran Telecom,

●	Announces closing of public offering raising approximately $3 million strengthening its financial profile.

“In the Q3, our Supply Chain product sales were impacted mainly by a delay in receiving large purchase orders tied to awarded projects, now expected to ship significant amounts during Q4.” CEO Shai Lustgarten stated, “As we progress through Q4, we anticipate positive effects on future profitability from our ongoing cost-cutting initiatives.

Over the nine-month period, we achieved consistent growth in our Patented AI-Based technology for public safety, border control, and parking automation. Sales in our Dangot division, providing IoT solutions for hospitals, restaurants, logistic centers, and retailers, continued to grow. Demonstrating financial responsibility, SG&A expenses decreased by $2 million in Q3 and by $3.5 million in the nine months ending September 30, 2023, aligning with our goal of achieving positive EBITDA”

Lustgarten concluded, ‘We’re taking decisive actions to position for profitable growth as Supply Chain sales recover, and we’re enhancing customer relationships through our innovative AI and IoT solutions.”‘

Third Quarter 2023 Financial Results

OMNIQ reported revenue of $17.5 million for the quarter ended September30, 2023, a decrease of 35% from $27 million in the third quarter of 2022. Our Gross Margin in the 3rd quarter was 23% compared to a Gross Margin of 22% in the same period in 2022. Total operating expenses for the quarter were $6.6 million, a decrease of 23% from $8.6 M in the third quarter of 2022.

Net loss for the quarter was $4.3 million, or a loss of $.55 per basic share, compared with a loss of $3.8 million, or a loss of $.52 per basic share, for the third quarter of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the third quarter of 2023 amounted to a loss of $1.5 million compared with an adjusted EBITDA loss of $516 thousand in the third quarter of 2022.

Cash balance at September 30, 2022 was $408 thousand compared with $1.3 million at December 31, 2022.

Nine Months ending September 30, 2023, Financial Results

OMNIQ reported revenue of $65.7 million for the nine months ended September 30, 2023, a decrease of 15% from $77.5 million in the first nine months of 2022. Our Gross Margin for the first nine months of 2023 was 21%, compared to a Gross Margin of 23% for the same period in 2022. Total operating expenses for the nine months ended September 30, 2023 were $20.8 million, compared with $24.2 million in the same period of 2022 a decrease of 14%.

Net loss for the nine months ended September 30, 2023 was $11.7 million, or a loss of $1.50 per basic share, compared with a loss of $9.6 million, or a loss of $1.29 per basic share, for the first nine months of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the nine months ended September 30, 2023 amounted to a loss of $3.8 million compared with an adjusted EBITDA loss of $1.5 million in the same period of 2022.

Earnings Call Details

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Event Date: November 14th - 8:30 AM Eastern Time

Toll Free: 877-545-0523

International: 973-528-0016

Participant Access Code: 697773

Event Link: Webcast URL: https://www.webcaster4.com/Webcast/Page/2310/49470

Replay Number:

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 49470

Replay will be available on the company website at www.omniq.com under the investor tab.

About omniQ Corp.

omniQ Corp. (Nasdaq: OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

omniQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $67.1 billion by 2028, and the Ticketless Safe Parking market, forecast to grow to $33.5 billion by 2023 and the fast casual restaurant sector expected to reach $209 billion by 2027.

For more information, visit www.omniq.com .

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis , the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in omniQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting omniQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at https://www.sec.gov. omniQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Contact

ir@omniq.com

OMNIQ CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
(In thousands, except share and per share data)	September 30, 2023	December 31, 2022
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$408	$1,311
Accounts receivable, net	18,472	23,893
Inventory	6,044	8,726
Prepaid expenses	787	1,268
Other current assets	33	473
Total current assets	25,744	35,671

Property and equipment, net of accumulated depreciation of $1,084 and $1,030 respectively	1,263	1,086
Goodwill	16,363	16,542
Trade name, net of accumulated amortization of $4,768 and $4,458, respectively	1,364	1,826
Customer relationships, net of accumulated amortization of $11,161 and $10,762, respectively	3,898	4,967
Other intangibles, net of accumulated amortization of $1,569 and $1,541, respectively	532	675
Right of use lease asset	2,490	2,300
Other assets	1,399	1,744
Total Assets	53,053	64,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$53,406	$54,736
Line of credit	2,660	1,971
Accrued payroll and sales tax	1,653	2,633
Notes payable, related parties – current portion	-	293
Notes payable – current portion	8,828	11,572
Lease liability – current portion	1,007	942
Other current liabilities	1,390	1,394
Total current liabilities	68,944	73,541

Long term liabilities
Notes payable, related party, less current portion	-	-
Accrued interest and accrued liabilities, related party	73	72
Notes payable, less current portion	1,427	55
Lease liability	1,519	1,404
Other long term liabilities	282	265
Total liabilities	72,245	75,337

Stockholders’ equity (deficit)
Series A Preferred stock; $0.001 par value; 2,000,000 shares designated, 0 shares issued and outstanding	-	-
Series B Preferred stock; $0.001 par value; 1 share designated, 0 shares issued and outstanding	-	-
Series C Preferred stock; $0.001 par value; 3,000,000 shares designated, 502,000 shares issued and 544,500 outstanding, respectively	1	1
Common stock; $0.001 par value; 15,000,000 shares authorized; 7,893,067 and 7,714,780 shares issued and outstanding, respectively.	8	8
Additional paid-in capital	75,523	73,714
Accumulated (deficit)	(96,162)	(84,460)
Cumulative Translation Adjustment	1,438	211
Total OmniQ stockholders’ equity (deficit)	(19,192)	(10,526)

Total liabilities and equity (deficit)	$53,053	$64,811

OMNIQ CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months ending		For the Nine months ended
	September 30,		September 30,
(In thousands, except share and per share data)	2023	2022	2023	2022
Revenues
Total Revenues	$17,480	$27,008	$65,748	$77,539

Cost of goods sold
Cost of goods sold	13,471	21,032	52,131	59,449

Gross profit	4,009	5,976	13,617	18,090

Operating expenses
Research & Development	482	445	1,464	1,436
Selling, general and administrative	5,585	7,624	17,667	21,173
Depreciation	146	91	349	241
Amortization	418	474	1,276	1,326
Total operating expenses	6,631	8,634	20,756	24,176

Loss from operations	(2,622)	(2,658)	(7,139)	(6,086)

Other income (expenses):
Interest expense	(898)	(880)	(2,575)	(2,569)
Other (expenses) income	(1,000)	(217)	(2,473)	(870)
Total other expenses	(1,898)	(1,097)	(5,048)	(3,439)
Net Loss Before Income Taxes	(4,520)	(3,755)	(12,187)	(9,525)
Provision for Income Taxes
Current	215	(55)	509	(41)
Total Provision for Income Taxes	215	(55)	509	(41)

Net Loss	$(4,305)	$(3,810)	$(11,678)	$(9,566)
Net income attributable to noncontrolling interest	-	-	-	67
Net Loss attributable to OmniQ Corp	$(4,305)	$(3,810)	$(11,678)	$(9,633)

Net Loss	$(4,305)	$(3,810)	$(11,678)	$(9,566)
Foreign currency translation adjustment	260	241	1,227	260
Comprehensive loss	(4,045)	(3,569)	(10,451)	(9,306)
Reconciliation of net loss to net loss attributable to common shareholders
Net loss	(4,305)	(3,810)	(11,678)	(9,566)
Less: Dividends attributable to non-common stockholders’ of OmniQ Corp	(8)	(149)	(24)	(197)
Net income attributable to noncontrolling interest	-	-	-	-
Net loss attributable to common stockholders’ of OmniQ Corp	(4,313)	(3,959)	(11,702)	(9,763)
Net (loss) per share - basic attributable to common stockerholders’ of OmniQ Corp	$(0.55)	$(0.52)	$(1.50)	$(1.29)

Weighted average number of common shares outstanding – basic	7,891,444	7,578,351	7,788,262	7,545,190

OMNIQ Corp.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

	Nine Months ended
(In thousands)	September 30,
Adjusted EBITDA Calculation	2023	2022

Net loss	(11,678)	(9,763)
Depreciation & amortization	1,625	1,567
Interest expense	2,575	2,569
Income taxes	(509)	41
Stock compensation	1,548	2,811
Nonrecurring loss events	2,596	1,293
Adjusted EBITDA	(3,843)	(1,482)

Total revenues, net	65,748	77,539

Adjusted EBITDA as a % of total revenues, net	(6)%	(2)%